UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                         Date of Report: April 20, 1998
                        (Date of earliest event reported)


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)


        New York                     1-2360                    13-0871985
(State of Incorporation)           (Commission                (IRS employer
                                   File Number)             Identification No.)


           ARMONK, NEW YORK                                       10504
(Address of principal executive offices)                        (Zip Code)


                                  914-499-1900
                         (Registrant's telephone number)

Item 5. Other Events

      The registrant's press release dated April 20, 1998, regarding its financial results for the period ended March 31, 1998, including unaudited consolidated financial statements for the period ended March 31, 1998, are attached.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


Date:   April 20, 1998


                                 By:          John R. Joyce
                                     -------------------------------
                                             (John R. Joyce)
                                      Vice President and Controller

IBM Announces First-Quarter 1998 Results

April 20, 1998

IBM today announced first-quarter 1998 diluted earnings per common share of $1.06 compared with diluted earnings per common share of $1.16 in the first quarter of 1997. First-quarter 1998 net earnings totaled $1.0 billion compared with $1.2 billion in the year-earlier period. Revenues increased 2 percent (6 percent at constant currency) in the first quarter of 1998 to $17.6 billion.

Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said: "By most measures this was an unusual quarter. First, the bunching of one-time events we predicted in January -- two important acquisition charges and Olympics marketing expenses -- did in fact take place, and while they reduced earnings, we were delighted that we made all these decisions. They will repay substantial benefits in the future. Currency and weakness in Asia also had an adverse impact on our results, as expected.

"At the same time, our PC business suffered from a severe price war that was greater than anticipated. We made the decision to protect our franchise and to compete, and compete strongly. That decision also reduced first-quarter results.

"On the other hand," Mr. Gerstner said, "our non-PC businesses performed better than expected, offsetting the PC problem and demonstrating once again the strength of our broad portfolio. In particular, services, software, mid-range servers and OEM all had a strong quarter.

"As to the future, although we expect PC price pressures to continue, we are very pleased with the underlying momentum of our other businesses."

In as-reported terms, revenues from North America totaled $8.3 billion, up 4 percent compared with the first quarter a year ago. Revenues from Europe/Middle East/Africa increased 2 percent (up 9 percent at constant currency) to $5.4 billion. Asia-Pacific revenues were $3.2 billion, down 6 percent (up 2 percent at constant currency). Revenues from Latin America totaled $741 million, up 6 percent (up 8 percent at constant currency) compared with the year-ago period.

Total hardware sales were $7.1 billion in the first quarter, a decrease of 8 percent (down 5 percent at constant currency) compared with the first quarter of last year. The hardware sales decline was due principally to the weakness in PCs. AS/400 revenues increased and RS/6000 revenues were flat. System/390 revenues declined as a result of year-over-year price reductions and ongoing product transitions, while shipments of System/390 computing power grew about 45 percent (as measured in MIPS, or millions of instructions per second). Storage product revenues increased, with continued strength in OEM sales of hard disk drives. Semiconductor revenues grew significantly despite the declines in memory chip prices in the quarter.

Services revenues rose 22 percent (up 27 percent in constant currency) in the first quarter of 1998 to $5.0 billion. IBM signed services agreements totaling $6.8 billion in the first quarter. The gross profit margin in services improved by 1.6 points year over year to 21.1 percent. During the quarter, IBM announced its intention to acquire Chem Systems, Inc., a leading consulting firm serving petroleum and chemical companies.

Software revenues increased 2 percent (up 7 percent in constant currency) year over year to $3.0 billion. IBM shipped 2.7 million Lotus Notes seats during the quarter. Revenues from IBM's Tivoli Systems unit remained strong, as did revenues from IBM's premier database product, DB2.

Maintenance revenues decreased 8 percent (down 3 percent at constant currency) from the first quarter of 1997 to $1.5 billion, while revenues from rentals and financing increased 11 percent (up 14 percent at constant currency) to nearly $1.0 billion.

IBM's overall gross profit margin was 36.6 percent in the first quarter compared with 38.1 percent in the first quarter of 1997. In the first quarter of 1998, gross margin improvement in services and software was offset by declines in hardware and rentals and financing margins.

Total first-quarter 1998 expenses, which included acquisition charges and spending to support the Olympics, increased 4 percent.

The company's tax rate was 32.0 percent in the first quarter compared with 35.5 percent a year ago.

Share repurchases amounted to approximately $1.8 billion in the first quarter. The average number of shares outstanding in the quarter was 950.2 million compared with 1.0 billion in the first quarter of 1997. There were 942.9 million common shares outstanding at March 31, 1998.

Core debt, excluding global financing, increased $300 million from year-end 1997 to $3.4 billion. Global financing debt totaled $24.3 billion, up $470 million from the end of 1997.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial Results Attached


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS
            (Unaudited; Dollars in millions except per share amounts)


                             Three months ended March 31,
                                                 Percent
                            1998       1997       Change
                          -------    -------     -------
REVENUE

 Hardware sales           $7,120     $7,761       -8.2%
  Gross profit margin       28.3%      32.4%

 Services                  5,008      4,095       22.3%
  Gross profit margin       21.1%      19.5%

 Software                  3,018      2,950        2.3%
  Gross profit margin       74.5%      69.1%

 Maintenance               1,476      1,603       -7.9%
  Gross profit margin       47.0%      46.8%

 Rentals and financing       996        899       10.7%
  Gross profit margin       43.6%      54.4%


TOTAL REVENUE             17,618     17,308        1.8%


GROSS PROFIT               6,450      6,592       -2.1%
  Gross profit margin       36.6%      38.1%


OPERATING EXPENSES

 S,G&A                     3,719      3,684        1.0%
  % of revenue              21.1%      21.3%

 R,D&E                     1,179      1,069       10.2%
  % of revenue               6.7%       6.2%

OPERATING INCOME           1,552      1,839      -15.6%

Other income                 150        185      -18.6%
Interest expense             179        172        4.7%

EARNINGS BEFORE
INCOME TAXES               1,523      1,852      -17.8%
  Pre-tax margin             8.6%      10.7%

Provision for
income taxes                 487        657      -25.9%
  Effective tax rate        32.0%      35.5%

NET EARNINGS              $1,036     $1,195      -13.3%
  Net margin                 5.9%       6.9%

Preferred stock
dividends                      5          5

NET EARNINGS
APPLICABLE TO COMMON
SHAREHOLDERS              $1,031     $1,190      -13.4%
                         =======    =======
NET EARNINGS PER
SHARE OF COMMON STOCK      $1.08      $1.19       -9.2%
                         =======    =======
NET EARNINGS PER
SHARE OF COMMON STOCK
- ASSUMING DILUTION *      $1.06      $1.16       -8.6%
                         =======    =======
AVERAGE NUMBER
OF COMMON SHARES
OUTSTANDING (M's)          950.2    1,003.4

* The average number of common shares outstanding - assuming dilution were 973.3 million shares and 1,023.0 million shares, respectively.


                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                        (Unaudited; Dollars in millions)


                                            At           At
                                      March 31  December 31       Percent
                                          1998         1997        Change
                                      --------  -----------       -------
ASSETS

 Cash, cash equivalents,
 and marketable securities              $5,889       $7,553        -22.0%

 Receivables - net, inventories,
 and prepaid expenses                   31,682       32,865         -3.6%

 Plant, rental machines,
 and other property - net               18,223       18,347         -0.7%

 Investments and other assets           22,150       22,734         -2.6%
                                       -------      -------

TOTAL ASSETS                           $77,944      $81,499         -4.4%
                                       =======      =======


LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                       $12,667      $13,230         -4.3%
 Long-term debt                         15,029       13,696          9.7%
                                       -------      -------
 Total debt                             27,696       26,926          2.9%

 Accounts payable, taxes,
 and accruals                           17,325       20,277        -14.6%

 Other liabilities                      14,058       14,480         -2.9%
                                       -------      -------
TOTAL LIABILITIES                       59,079       61,683         -4.2%

STOCKHOLDERS' EQUITY                    18,865       19,816         -4.8%
                                       -------      -------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                   $77,944      $81,499         -4.4%
                                       =======      =======